Exhibit 10.3

INDEPENDENT CONTRACTOR AGREEMENT

This INDEPENDENT CONTRACTOR AGREEMENT (“Agreement”) is being entered into on September 1, 2025 (“Effective Date”) by and between Zynex Medical, Inc., a Colorado corporation located at 9655 Maroon Circle, Englewood, CO 80112 (“Zynex”) and Daniel Moorhead, an individual located at 6832 Balsamroot Road, Larkspur, CO 80118 (“Contractor”) (collectively, “Parties”).

A.	Zynex desires to obtain Services from Contractor as described in this Agreement; and

B.	Contractor is in the business of providing such Services and has agreed to prosvide the Services upon the terms and conditions set forth in this Agreement.

The Parties agree as follows:

1.	Performance and Compensation.

a.	Services. Contractor will provide to Zynex the services set forth in Exhibit A attached to this Agreement (“Services”).

b.	Compensation. Zynex agrees to pay Contractor for the Services in accordance with the terms set forth in Exhibit A. Zynex will pay undisputed amounts due, at rates set forth in Exhibit A, within thirty (30) days after Zynex’s receipt of Contractor’s itemized invoice.

c.	Performance. In performing the Services for Zynex, Contractor shall:

i.	Render the Services to the best of Contractor’s ability and in a timely and professional manner consistent with industry standards; however, the manner and means by which Contractor renders the Services are in Contractor’s sole discretion and control;

ii.	Provide the materials necessary to perform the Services;

iii.	Except as expressly set forth in this Agreement, pay all expenses associated with the Services;

iv.	Comply with all security, confidentiality, safety and health policies of Zynex;

v.	Take all necessary precautions to prevent, and will be responsible for, any injury to persons or damage to property arising from or relating to the Services, even if such claim is based upon its condition or on Zynex’s alleged negligence in permitting its use;

vi.	Not in any way impair the rights granted to Zynex under this Agreement; and

vii.	Comply with all applicable state and federal laws, rules, and regulations.

2.	Independent Contractor Status.

a.	Contractor is an independent Contractor of Zynex, and this Agreement does not create any association, partnership, joint venture, employment, or agency relationship between Contractor and Zynex for any purpose. Contractor further agrees and acknowledges that: (i) Contractor will be free from the direction

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and control of Zynex in connection with the performance of the Services, both under contract and in fact; (ii) Contractor performs work that is outside the usual course of Zynex’s business, and Zynex an Contractor’s business operations will be kept separate and distinct; and (iii) Contractor is customarily engaged in an independently established trade, occupation, or business of the same nature as the work performed under this Agreement. Zynex is interested only in the results to be achieved by Contractor under this Agreement. The manner and method of performing all duties and Services under this Agreement and achieving the desired results shall be under the exclusive control of Contractor.

b.	Contractor has no authority to bind Zynex or incur other obligations on Zynex’s behalf. Likewise, Zynex has no authority to bind Contractor or incur obligations on Contractor’s behalf.

c.	Contractor is not required to work exclusively for Zynex, except that Contractor may choose to work exclusively for Zynex during the Term. Zynex will not oversee Contractor’s work or instruct Contractor as to how the work will be performed. Contractor will set Contractor’s own schedule for performance of the agreed upon Services, except as otherwise provided by this Agreement. Zynex has no obligation to provide, and will not provide, any training to Contractor in the performance of the Services under this Agreement. Contractor is responsible for providing all of Contractor’s own equipment and materials.

d.	CONTRACTOR SPECIFICALLY ACKNOWLEDGES THAT CONTRACTOR IS NOT ENTITLED TO UNEMPLOYMENT INSURANCE BENEFITS UNLESS UNEMPLOYMENT COMPENSATION INSURANCE COVERAGE IS PROVIDED BY CONTRACTOR OR SOME OTHER ENTITY THAT IS NOT ZYNEX. CONTRACTOR IS OBLIGATED TO MEET ALL OF CONTRACTOR’S TAX OBLIGATIONS ON ANY MONEYS PAID PURSUANT TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO INCOME TAX, PAYROLL TAXES, SOCIAL SECURITY, OR ANY OTHER FEDERAL, STATE, OR LOCAL TAXES. Contractor is solely responsible for, and shall indemnify Zynex against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by Contractor in connection with the performance of the Services shall be Contractor’s employees or contractors and Contractor shall be fully responsible for them and shall indemnify Zynex against any claims made by or on behalf of any such employee or Contractor. Contractor will not be eligible to participate in any of Zynex’s benefits including, without limitation, vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by Zynex to its employees.

3.	Term and Termination.

a.	Term. This Agreement commences on the Effective Date and continues until August 31, 2026 (“Term”), unless earlier terminated by either Party as provided in this Agreement.

b.	Termination.

i.	Either Party may terminate this Agreement by giving the other Party thirty (30) days’ written notice.

ii.	Either Party may terminate this Agreement, effective immediately upon written notice to the other Party, if the other Party materially breaches this Agreement and such breach is incapable of cure, or if such breach is capable of cure and remains uncured for ten (10) days after receipt of written notice of such breach.

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c.	Effect of Termination. Upon expiration or termination of this Agreement for any reason, or at any other time upon Zynex’s written request, Contractor shall, within five (5) business days after such expiration or termination: deliver to Zynex all Work Product (whether complete or incomplete) and all materials, equipment, and other property provided for Contractor’s use by Zynex; deliver to Zynex all tangible documents and other media, including any copies, containing, reflecting, incorporating, or based on the Confidential Information; permanently erase all of the Confidential Information from Contractor’s computer systems; and certify in writing to Zynex that Contractor has complied with the requirements of this clause. Sections that by their nature are intended to survive termination of this Agreement will survive termination of this Agreement.

4.	Indemnification. Contractor will defend, indemnify and hold harmless Zynex and its parents, subsidiaries, and affiliates, and each of their officers, directors, agents, employees, subsidiaries, partners, equity holders, controlling persons, and successors and assigns, from any and all claims, losses, liabilities, damages, expenses and costs (including reasonable attorneys’ fees and court costs) arising out of or resulting from (i) Contractor’s breach or alleged breach of any obligation or representation or warranty in this Agreement, or (ii) bodily injury, death of any person, or damage to real or tangible personal property resulting from Contractor’s acts or omissions. Zynex will give Contractor written notice of any such claim for indemnification. Contractor may defend such claim at Contractor’s expense, provided that Zynex may assume defense of such claim if Contractor fails to assume such defense in a timely manner. Zynex may satisfy such indemnity in whole or in part by way of deduction from any payment due to Contractor.

5.	Intellectual Property Rights.

a.	Work Product. “Work Product” means all writings, works of authorship, documentation, technology, inventions, discoveries, ideas, plans, strategies, research, techniques, designs, models, patent applications, and other work product, including copies and improvements that is conceived, created, prepared, produced, or reduced to practice in connection with the Services or this Agreement or based on Confidential Information.

b.	Proprietary Rights. “Proprietary Rights” means all rights, title, and interest in and to copyrights, trademarks, trade secrets, patents, industrial rights, moral rights, associated goodwill, and all other proprietary rights, benefits, privileges, causes of action, and remedies relating to the Work Product.

c.	Ownership. Contractor acknowledges and agrees that all Work Product is “work made for hire” as defined in 17 U.S.C. § 101 and will be Zynex’s sole and exclusive property and proprietary information. If for any reason the Work Product is not considered “work made for hire,” Contractor hereby irrevocably assigns to Zynex all Proprietary Rights in the Work Product effective immediately upon its creation. Contractor acknowledges and agrees that Contractor does not retain any rights to use the Work Product, that all Proprietary Rights are the sole and exclusive property of Zynex, and shall not challenge Zynex’s ownership of the Work Product. Contractor further irrevocably waives, to the extent permitted by applicable law, any claims Contractor may have to rights of paternity, integrity, disclosure, withdrawal, and any other moral rights with respect to Work Product and Intellectual Property Rights.

d.	License. If for any reason the Work Product or Proprietary Rights are not assignable or Contractor retains any right, title or interest in and to any Work Product or Proprietary Rights, Contractor (i) unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Zynex with respect to such rights; (ii) agrees, at Zynex’s request and expense, to consent to and join in any action to enforce such rights; and (iii) grants to Zynex for no additional consideration an exclusive, worldwide, perpetual, irrevocable, royalty free, transferable, and sublicensable license to use, reproduce, disclose, distribute, display, perform, modify,

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develop, make, sell, offer, import, and otherwise use and exploit all or any part of the Work Product and any materials incorporated into the Work Product. Contractor understands that this Agreement does not grant Contractor any license or rights with respect to any Confidential Information, work products, proprietary rights, materials, software, or other tools made available to Contractor.

e.	Further Assistance. Contractor shall make full and prompt written disclosure to Zynex of any inventions that constitute Work Product, whether or not such inventions are patentable or protected as trade secrets. Contractor shall not disclose to any third party the nature or details of any such inventions without Zynex’s prior written consent. At Zynex’s request and expense, both during and after Contractor’s employment, Contractor shall reasonably cooperate with Zynex to perform such acts and execute, acknowledge, and deliver such documents as Zynex reasonably deems necessary or advisable to accomplish the purposes of this Agreement, including obtaining, sustaining, and enforcing Zynex Proprietary Rights in the Work Product. Contractor hereby irrevocably appoints Zynex and its officers and agents as Contractor’s true and lawful agent and attorney in fact, with full power of substitution and delegation, with the right but not the obligation to execute, acknowledge, and deliver such documents as Zynex reasonably deems necessary or advisable to obtain, sustain, and enforce Zynex’s Proprietary Rights in the Work Product, including filing registrations or applications with the U.S. Copyright or Patent and Trademark Offices, on Contractor’s behalf, with the same legal force and effect as if Contractor so acted or signed, if Contractor does not promptly coordinate with Zynex’s request. The power of attorney is coupled with an interest and shall not be impacted by Contractor’s subsequent incapacity.

6.	Confidentiality. Contractor understands and acknowledges that during the Term, Contractor will create, have access to, and learn about confidential, secret, and proprietary documents, materials, data, and other information in any form relating to Zynex and its businesses (“Confidential Information”). Contractor further understands and acknowledges that Confidential Information is of great importance and commercial value to Zynex, and that any improper use or disclosure of Confidential Information will cause Zynex irreparable harm. Contractor understands and acknowledges that the obligations under this Agreement do not supersede or replace other confidentiality obligations that Contractor may have to Zynex, including but not limited to confidentiality provisions in Contractor’s employment agreement with Company.

a.	Definitions. “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form, relating to Zynex trade secrets, documents, lists, processes, practices, strategies, plans, services, operations, communications, contact information, personal information, protected health information, patients, payors, providers, employees, personnel, customers, contracts, partners, suppliers, vendors, manufacturing, sales, marketing, pricing, billing, billing systems, operating systems, software, data, research, development, engineering, testing, results, technology, devices, supplies, products, inventions, unpublished patent applications, legal matters, internal controls, finance, accounting, investors, and any other confidential or proprietary information of Zynex. “Confidential Information” does not include: (i) information that arises from Contractor’s general training, knowledge, skill, or experience; (ii) information that is readily ascertainable to the public; or (iii) information Contractor otherwise has a right to disclose as legally protected conduct.

b.	Contractor Obligations. Contractor shall preserve the confidentiality of all Confidential Information in accordance with this Agreement, Zynex policy, and applicable law. CONTRACTOR UNDERSTANDS AND ACKNOWLEDGES THAT CONTRACTOR’S OBLIGATIONS UNDER THIS AGREEMENT BEGIN IMMEDIATELY UPON CONTRACTOR FIRST HAVING ACCESS TO CONFIDENTIAL INFORMATION AND CONTINUE BOTH DURING AND AFTER THE TERM OF THIS AGREEMENT.
i.	Contractor shall not, directly or indirectly, use or disclose Confidential Information except as required and duly authorized in the scope of this Agreement.

9655 Maroon Circle, Englewood, CO 80112 | Phone: (800) 495-6670 | Fax: (800) 495-6695 | Zynex.com

ii.	Contractor shall not access or use any Confidential Information, copy any records containing any Confidential Information, or remove any such records from the premises or control of Zynex except as required and duly authorized in the scope of this Agreement.

iii.	Contractor shall not allow and shall promptly report any suspected unauthorized use or disclosure or improper handling of Confidential Information by others.

iv.	Following the Term, Contractor shall return all Confidential Information in the Contractor’s possession or under the Contractor’s control to Zynex and shall otherwise continue to maintain the confidentiality of Confidential Information.

v.	Contractor shall not make an improper or unauthorized use or disclosure of confidential and proprietary information of other companies or individuals, including Contractor’s former employers, clients, and Zynex’s competitors. Contractor shall not use improper means to seek confidential or proprietary information about another company and may not reveal to Zynex or Zynex personnel any confidential or proprietary information of another company.

c.	Permitted Disclosures. Nothing in this Agreement prevents disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency. Nothing in this Agreement prevents disclosure of Confidential Information as legally protected conduct, such as filing complaints with, participating in investigations by, or communicating with federal or state government agencies.

d.	Notice of DTSA Immunity. Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”), an individual will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If an individual files a lawsuit for retaliation for reporting a suspected violation of law, the individual may disclose trade secrets to their attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

7.	Equitable Relief. In the event of Contractor’s breach or threatened breach of Sections 6, 7, or 8 of this Agreement, the Parties agree that money damages would not afford an adequate remedy and Zynex may seek a temporary or permanent injunction or other equitable relief restraining such breach or threatened breach from any court of competent jurisdiction without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief will be in addition to other legal remedies, monetary damages, or available forms of relief.

8.	Representations and Warranties.

a.	Contractor represents and warrants that:

i.	Contractor has the right and ability to enter into this Agreement, to grant the rights granted in this Agreement, and to perform fully all of Contractor’s obligations in this Agreement;

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ii.	Contractor’s entering into this Agreement with Zynex and the performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which Contractor is subject; and

iii.	Contractor has the required skill, experience, qualifications, licenses, permits, registrations, resources, and materials to perform the Services in a timely and professional manner consistent with best industry standards.

b.	Zynex represents and warrants that:

i.	Zynex has the full right, power, and authority to enter into this Agreement and to perform its obligations under this Agreement; and

ii.	The execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate action.

9.	Business Associate Agreement. To the extent Contractor may maintain, transmit, create, or receive data for or from Zynex that constitutes PHI as defined under HIPAA, the Parties shall execute a Business Associate Agreement attached as Exhibit B to this Agreement (“BAA”).

10.	Arbitration. Any controversy or claim arising out of or relating to this Agreement will be governed by the Mutual Agreement to Arbitrate attached as Exhibit C to this Agreement (“Arbitration Agreement”).

11.	Contractor’s Employees and Contractors. Contractor shall require each of Contractor’s employees and contractors to execute written agreements containing obligations of confidentiality and non-use and assignment of inventions and other work product consistent with the provisions of this Agreement prior to such employee or contractor providing any Services under this Agreement.

12.	Export Laws. Contractor shall not export, directly or indirectly, any technical data acquired from Zynex, or any products utilizing such data, to any country in violation of any applicable export laws or regulations.

13.	Governing Law, Jurisdiction, and Venue. This Agreement is governed by the laws of the State of Colorado without regard to conflict of law principles. To the extent any court action is permitted consistent with or to enforce the Arbitration Agreement, the Parties consent to the jurisdiction of the District Court of Douglas County, Colorado, and the United States District Court for the District of Colorado. With respect to any such court action, Contractor submits to the personal jurisdiction of such courts, consents to service of process, and waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

14.	Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the Party concerned at the address indicated in this Agreement, or to such other address of which such party subsequently may give notice in writing. Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

15.	Waiver. No waiver by either Party of any breach of this Agreement constitutes waiver of any other breach. No acceptance of payment or performance after any breach constitutes waiver of any breach. No failure or delay to exercise any right by a Party upon another’s default prevents that Party from later exercising that right, nor does such failure or delay operate as a waiver of any default.

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16.	Assignment. Contractor shall not assign any rights or delegate or subcontract any obligations under this Agreement without Zynex’s prior written consent. Any assignment in violation of this Agreement is void. Zynex may assign its rights and obligations under this Agreement at any time. Subject to the foregoing, this Agreement is binding on and inures to the benefit of the Parties and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns.

17.	Entire Agreement, Severability. This Agreement sets forth the entire arrangement between the Parties and supersedes all prior oral and written understandings, representations, and discussions between the Parties relating to this Agreement. This Agreement may only be amended in a writing signed by both Parties. If any provision of this Agreement is held invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable.

The Parties have executed this Agreement as of the Effective Date.

/s/ Daniel Moorhead________________
ZYNEX MEDICAL, INC. By: ____/s/ Anna Lucsok________________ Anna Lucsok Chief Operating Officer	CONTRACTOR __/s/ Daniel Moorhead________________ Daniel Moorhead, an individual

9655 Maroon Circle, Englewood, CO 80112 | Phone: (800) 495-6670 | Fax: (800) 495-6695 | Zynex.com

EXHIBIT A

SERVICES

This Exhibit A is made a part of the Independent Contractor Agreement to which it is attached. Such Independent Contractor Agreement and all Exhibits are collectively referred to as the “Agreement.” Terms used but not defined in this Exhibit A that are defined in the Agreement have the same meanings as set forth in the Agreement.

1.	Services. The specific services to be provided by Contractor (“Services”) are consulting services and support to the Zynex finance team. Contractor acknowledges that Contractor is engaged in providing the Services as determined by the Chief Executive Officer of Zynex, including but not limited to:

a.	Transition services for Chief Financial Officer (“CFO”) duties, to be allocated between current and future staff;
b.	Answering general CFO questions;
c.	Continued collaboration on open investigations and legal matters; and
d.	Other duties as assigned and agreed upon by the Parties.

2.	Compensation. Zynex shall pay Contractor $200 per hour for the Services, to be billed in increments of one-tenth of one hour. Any of Contractor’s time billed in excess of 20 hours per month requires Zynex’s prior written approval. Contractor must invoice Zynex for actual time spent with description of services furnished and maintain records to document such services.

3.	Reimbursement. Zynex will not separately reimburse Contractor for any expenses incurred in providing the Services, except by Zynex’s written consent provided prior to Contractor incurring any such expense.

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EXHIBIT B
BUSINESS ASSOCIATE AGREEMENT

This BUSINESS ASSOCIATE AGREEMENT (“BAA”) is executed effective as of the Effective Date by and between Zynex Medical, Inc. (“Covered Entity”) and Daniel Moorhead (“Business Associate”) (collectively, “Parties”).

A.	Business Associate may maintain, transmit, create, or receive data for or from Covered Entity that constitutes Protected Health Information to perform the functions and activities described in the Independent Contractor Agreement to which this BAA is attached (“Agreement”);

B.	The Parties intend to comply with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996, as amended and its implementing regulations (collectively, “HIPAA”).

The Parties agree as follows to the extent Business Associate is acting as a “Business Associate” of Covered Entity, as defined under HIPAA:

1.	Definitions

a.	As used in this BAA, “Protected Health Information” and other capitalized terms have the same meaning as defined under HIPAA.

2.	Business Associate. Business Associate will:

a.	Not use or disclose Protected Health Information other than as permitted or required by this BAA or as required by law;

b.	Use appropriate safeguards, and comply with 45 CFR Part 164, Subpart C with respect to electronic Protected Health Information, to prevent use or disclosure of Protected Health Information other than as provided for by this BAA;

c.	Report to Covered Entity any use or disclosure of Protected Health Information not provided for by this BAA of which it becomes aware, including breaches of unsecured Protected Health Information as required by 45 CFR § 164.410, and any security incident of which it becomes aware;

d.	In accordance with 45 CFR §§ 164.502(e)(1)(ii) and 164.308(b)(2), if applicable, ensure that any subcontractors that create, receive, maintain, or transmit Protected Health Information on behalf of Business Associate agree to the same restrictions, conditions, and requirements that apply to Business Associate with respect to such information;

e.	If Business Associate maintains a designated record set, make available Protected Health Information in a designated record set to the Covered Entity as necessary to satisfy Covered Entity’s obligations under 45 CFR § 164.524;

f.	Maintain and make available the information required to provide an accounting of disclosures to Covered Entity as necessary to satisfy Covered Entity’s obligations under 45 CFR § 164.528;

g.	To the extent Business Associate is to carry out Covered Entity’s obligation under 45 CFR Part 164, Subpart E, comply with the requirements of Subpart E that apply to the Covered Entity in the performance of such obligation; and

h.	Make its internal practices, books, and records available to the Secretary for purposes of determining compliance with HIPAA.

3.	Permitted Uses and Disclosures by Business Associate

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a.	Business Associate may use and disclose Protected Health Information to perform functions or activities as contemplated by the Agreement between the Parties to which this BAA is attached, as permitted by this BAA, or as required by law.

b.	Business Associate shall limit its uses and disclosures of, and requests for, Protected Health Information (i) when practical, to the information making up a limited data set as set forth at 45 CFR § 164.514; and (ii) in all other cases subject to the requirements of 45 CFR § 164.502(b), to the minimum amount of Protected Health Information necessary to accomplish the intended purpose of the use, disclosure, or request.

c.	Business Associate may not use or disclose Protected Health Information in a manner that would violate HIPAA if done by Covered Entity. Business Associate may:

i.	Use the Protected Health Information for its proper management and administration and to carry out its legal responsibilities;

ii.	Disclose Protected Health Information for its proper management and administration and to carry out its legal responsibilities, if disclosure is required by law, or Business Associate obtains reasonable assurances from the recipient that the Protected Health Information will remain confidential and will be used or further disclosed only as required by law or for the purpose for which it was disclosed to the recipient, and the recipient notifies Business Associate of any instances of which it is aware in which the confidentiality of the information has been breached; and

iii.	Use and disclose Protected Health Information to report violations of law to appropriate Federal and State authorities, consistent with 45 CFR § 164.502(j).

4.	Covered Entity Notice of Privacy Practices and Restrictions

a.	Covered Entity shall notify Business Associate of any limitation(s) in the notice of privacy practices of Covered Entity under 45 CFR § 164.520, to the extent that such limitation may affect Business Associate’s use or disclosure of Protected Health Information.

b.	Covered Entity shall notify Business Associate of any changes in, or revocation of, the permission by an individual to use or disclose their Protected Health Information, to the extent that such changes may affect Business Associate’s use or disclosure of Protected Health Information.

c.	Covered Entity shall notify Business Associate of any restriction on the use or disclosure of Protected Health Information that Covered Entity has agreed to or is required to abide by under 45 CFR § 164.522, to the extent that such restriction may affect Business Associate’s use or disclosure of Protected Health Information.

d.	Covered Entity shall not request that Business Associate use or disclose Protected Health Information in any manner that would not be permissible under 45 CFR Part 164, Subpart E if done by Covered Entity.

5.	Termination. This BAA is effective as of the Effective Date of the Agreement and continues until the Agreement is terminated. However, Covered Entity may terminate this BAA without cause by providing Business Associate seven (7) days’ prior written notice. If Business Associate breaches a material provision under this BAA, Covered Entity may immediately terminate this BAA upon written notice to Business Associate. Upon termination of this BAA, Business Associate shall, if feasible, either return or destroy all Protected Health Information, including copies, received from, or created or received by Business Associate on behalf of Covered Entity that Business Associate still maintains in any form. However, if such return or destruction is not feasible, Business Associate may retain such Protected Health Information, the terms and provisions of this BAA will survive termination of this BAA, and Business Associate shall only use or disclose such Protected Health Information solely for such purpose or purposes that prevented the return or destruction of such Protected Health Information.

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6.	No Agency, Compliance with Laws. Nothing in this BAA creates any rights or remedies in any third parties or any agency relationship between the Parties. This BAA is intended to comply with all applicable law. If there is a change in any law, regulation, rule, or interpretation relating to Protected Health Information that affects this BAA or its performance, this BAA will be automatically amended to comply as required.

The Parties have executed this BAA as of the Effective Date of the Agreement to which this BAA is attached.

COVERED ENTITY Zynex Medical, Inc. By: _________________________________ Anna Lucsok Chief Operating Officer	BUSINESS ASSOCIATE _________________________________ Daniel Moorhead, an individual

9655 Maroon Circle, Englewood, CO 80112 | Phone: (800) 495-6670 | Fax: (800) 495-6695 | Zynex.com

EXHIBIT C

MUTUAL AGREEMENT TO ARBITRATE

This MUTUAL AGREEMENT TO ARBITRATE (“Agreement”) is made and entered into as of June 10, 2025 (“Effective Date”) by and between Zynex Medical, Inc., a Colorado corporation (“Zynex”), and the undersigned (“Contractor”) (collectively, “Parties”).

The Parties agree as follows:

1.Intent of Agreement. Contractor and Zynex intend this Agreement to govern the resolution of all disputes, claims, and any other matters in question arising out of or relating to the Independent Contractor Agreement to which this Agreement is attached. The Parties shall resolve all disputes arising out of the Independent Contractor Agreement in accordance with the provisions of this Agreement. EACH PARTY FULLY UNDERSTANDS AND AGREES THAT THEY ARE GIVING UP CERTAIN RIGHTS OTHERWISE AFFORDED TO THEM BY CIVIL COURT ACTIONS, INCLUDING THE RIGHT TO A JURY OR COURT TRIAL AND THE RIGHT TO BRING ANY CLAIM AS A CLASS OR COLLECTIVE ACTION TO THE FULLEST EXTENT ENFORCEABLE UNDER APPLICABLE LAW.

2.Mandatory Arbitration. Any Covered Claim that relates in any way to the Independent Contractor Agreement or the Services provided under such agreement, whether based in contract, tort, statute, fraud, misrepresentation, or any other legal theory, shall be submitted to binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the AAA’s Employment Arbitration Rules and Mediation Procedures (“Rules”). The Rules are available online at www.adr.org/Rules. Contractor may email the AAA at CustomerService@adr.org if Contractor has any questions about the arbitration process. If the Rules are inconsistent with the terms of this Agreement, the terms of this Agreement control. Zynex will be responsible for all the Arbitrator’s fees and expenses, except that if Contractor is responsible for initiating arbitration, Contractor shall pay an initial filing fee to AAA no greater than an amount equivalent to the cost of initiating an action in court (“Filing Fee”).

3.Covered Claims. This Agreement covers all grievances, complaints, disputes, claims, or causes of action (“Claims”) in a federal, state, or local court or agency under applicable federal, state, or local laws, as amended, arising out of or related to the Independent Contractor Agreement, including Claims Contractor may have against Zynex or Zynex’s officers, directors, supervisors, managers, employees, or agents, or that Zynex may have against Contractor, that are not otherwise excluded from Covered Claims under this Agreement (“Covered Claims”). “Covered Claims” include but are not limited to Claims arising in or out of tort, breach of any contract or covenant (express or implied), or any alleged violation of federal, state, or local statute, regulation, common law, public policy, or otherwise that can be arbitrated under applicable federal or state law, and any issues and defenses related to Covered Claims.

4.Claims Not Covered. “Covered Claims” does not include Claims for whistleblower retaliation under SOX or the Dodd-Frank Act that cannot be arbitrated as a matter of law, or any other claims that, as a matter of law, the Parties cannot agree to arbitrate. Either Party may seek provisional remedies, such as an injunction or temporary restraining order, in aid of arbitration from a court of competent jurisdiction or from the arbitrator.

5.Waiver of Class Action and Representative Action Claims. Except for representative claims that cannot be waived under applicable law and are therefore excluded from this Agreement (“Excluded Claims”), Contractor and Zynex expressly intend and agree that: (a) class action and representative action procedures are hereby waived and shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (b) each will not assert class action or representative action claims against the other in arbitration, court, or any other forum; (c) each shall only submit their own, individual claims in arbitration and shall not bring claims against the other in any representative capacity on behalf of any other individual; and (d) any claims by Contractor will not be joined, consolidated, or heard together with claims of

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any other person. To the extent that the Parties’ dispute involves both timely filed Excluded Claims and claims subject to this Agreement, the Parties agree to bifurcate and stay for the duration of the arbitration proceedings any such Excluded Claims.

6.Waiver of Trial by Jury. Both Parties understand and fully agree that by entering into this Agreement, they are giving up certain rights otherwise afforded to them by civil court actions, including but not limited to, their constitutional right to have a trial by jury, and are giving up their normal rights of appeal following the rendering of a decision except as state law provides for judicial review of arbitration proceedings. The Parties anticipate that by entering into this Agreement, they will gain the benefits of a speedy and less expensive dispute resolution procedure.

7.Claims Procedure. Either Party may initiate arbitration upon express written notice to the other Party. Written notice of Contractor’s claim must be mailed by certified or registered mail, return receipt requested, to Zynex’s General Counsel at 9655 Maroon Circle, Englewood, CO 80112, or to such other address as Zynex may later designate in writing (“Notice Address”). Written notice of Zynex’s claim will be mailed to Contractor’s last known address. The written notice must identify and describe the nature of all claims asserted and the facts upon which such claims are based. Written notice of arbitration must be initiated within the same time limitations that applicable state law applies to those claim(s).

8.Arbitrator Selection. One neutral Arbitrator shall be selected as provided in the AAA’s Rules.

9.Discovery. The Parties may conduct discovery to the full extent authorized by the Federal Rules of Civil Procedure. The Arbitrator selected according to this Agreement will decide all discovery disputes.

10.Governing and Substantive Law, Limitations. This Agreement and any arbitration are governed by the Federal Arbitration Act (“FAA”) to the exclusion of any state law inconsistent with the FAA. The Arbitrator must apply the substantive state or federal law (and the law of remedies, if applicable) applicable to the claim(s) asserted. The Arbitrator will have no power to award punitive damages to either party, except where applicable statute allows for punitive damages. The Parties understand and agree that this Agreement does not affect Contractor’s status as an independent contractor.

11.Hearing and Decision. The Arbitrator will conduct and preside over an arbitration hearing of reasonable length, to be determined by the Arbitrator. The Arbitrator will provide the Parties with a written decision explaining their findings and conclusions. The Arbitrator’s decision will be final and binding upon the Parties. The arbitration will be conducted on a confidential basis, and the Parties shall not disclose the decision, evidence, or award beyond the arbitration proceeding except as necessary for tax purposes, as necessary for compliance with applicable law, or as otherwise mutually agreed in writing by both Parties.

12.Motions. The Arbitrator will have jurisdiction to hear and rule on prehearing disputes and is authorized to hold prehearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator will have the authority to set deadlines for completion of discovery and for filing motions for summary judgment, and to set briefing schedules for any motions. The Arbitrator will have the authority to adjudicate any cause of action, or the entire claim, pursuant to a motion for summary adjudication and/or summary judgment, and, in deciding such motions, will apply the substantive law applicable to the cause of action.

13.Compelling Arbitration and Enforcing Awards. Either Party may bring an action in court to compel arbitration under this Agreement or to otherwise determine the arbitrability of claims under this Agreement, and to confirm, vacate, or enforce an arbitration award. Each Party shall bear its own attorney fees and costs and other expenses of such action.

14.Arbitration Fees and Costs. Zynex shall pay the arbitrator’s fees and expenses. Each Party shall pay its own costs and attorneys’ fees, if any. However, if any Party prevails on a statutory claim that affords the prevailing party attorneys’

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fees and costs, or if there is a written agreement providing for attorneys’ fees and costs, the Arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. The Arbitrator will resolve any dispute as to the reasonableness of any fee or cost.

15.Term of Agreement. This Agreement is effective as of the Effective Date and continues until terminated as set forth in this Agreement. This Agreement survives the termination of the Independent Contractor Agreement and can only be revoked or modified in a writing signed by both Parties that specifically states an intent to revoke or modify this Agreement. Any modification or revocation of this Agreement must be signed by an Officer of Zynex, such as the Chief Executive Officer.

16.Severability. If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, the void or unenforceable provision will be severed, and such adjudication will not affect the validity of the remainder of this Agreement.

17.Voluntary Agreement. By executing this Agreement, the Parties represent that they have been given the opportunity to fully review, comprehend, and negotiate the terms of this Agreement. The Parties fully understand the terms of this Agreement and freely and voluntarily sign this Agreement.

The Parties have executed this Agreement as of the Effective Date.

ZYNEX MEDICAL, INC. By: __________________________________ Anna Lucsok Chief Operating Officer	CONTRACTOR __________________________________ Daniel Moorhead, an individual

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